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                                                                     EXHIBIT 5.1

                                October 12, 2000



WellPoint Health Networks Inc.
1 WellPoint Way
Thousand Oaks, California 91362

     RE: Registration Statement on Form S-3

Ladies and Gentlemen:

     I am the General Counsel of WellPoint Health Networks Inc. (the "Company") and, in such capacity, have examined the Company's Registration Statement on Form S-3 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 1,270,400 shares of the Common Stock of the Company (the "Shares").

     I have examined the proceedings heretofore taken and am familiar with the procedures proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. Based upon the foregoing and in reliance thereon, it is my opinion that the Shares will be, when issued, sold and paid for pursuant to the terms of the Registration Statement and the exhibits thereto, duly and validly issued, fully paid and non-assessable.

     I consent to the use of this opinion as an Exhibit to the Registration Statement and further consent to the use of my name under the caption "Legal Matters" in the Registration Statement and the Prospectus that forms a part thereof.

                                              Very truly yours,


                                              /s/ THOMAS C. GEISER
                                              --------------------------------
                                              Thomas C. Geiser
                                              General Counsel